Exhibit 3.1

CERTIFICATE OF AMENDMENT OF
RESTATED CERTIFICATE OF INCORPORATION OF
BROOKLYN IMMUNOTHERAPEUTICS, INC.

Brooklyn ImmunoTherapeutics, Inc. (the “Corporation”), a Delaware corporation, does hereby certify that:

1.          The certificate of incorporation of the Corporation is hereby amended by deleting Article I thereof in its entirety and inserting the following in lieu thereof:

“The name of the corporation (the “Corporation”) is Eterna Therapeutics Inc.”

2.          The amendment set forth in this Certificate of Amendment has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

3.          This Certificate of Amendment shall be effective on October 17, 2022 at 12:01 a.m. Eastern Time.

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               IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed and acknowledged on October 11, 2022.

BROOKLYN IMMUNOTHERAPEUTICS, INC.

By:	/s/ Matthew Angel
Matthew Angel, Interim Chief Executive Officer and President